SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                  Rule 13d-101

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                     North American Technologies Group Inc
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   657193207
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 Yolanda Brown
                               5949 Sherry Lane
                                  Suite 1900
                               Dallas, TX 75225
                                 (214) 210-5056
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                   09/16/2006
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

--------------------------------------------------------------------------------
      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. |_|

      NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Sponsor Investments, LLC
    02-0681770
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    OO
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    Texas
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        0

    (8) Shared voting power:
        112,068,027

    (9) Sole dispositive power:
        0

    (10) Shared dispositive power:
         51,488,603

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     112,068,027
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).

     39.8%
--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     OO
--------------------------------------------------------------------------------

Page 2 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Astraea Investment and Management Services Company
    36-3763672
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    AF
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        0

    (8) Shared voting power:
        0

    (9) Sole dispositive power:
        0

    (10) Shared dispositive power:
         6,050,000

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     6,050,000
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).

     2.1%
--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     CO
--------------------------------------------------------------------------------

Page 3 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Herakles Investments, Inc.
    37-1461244
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    OO
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        0

    (8) Shared voting power:
        112,068,027

    (9) Sole dispositive power:
        0

    (10) Shared dispositive power:
         104,518,027

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     112,068,027
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).

     39.8%
--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     CO
--------------------------------------------------------------------------------

Page 4 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Opus 5949 LLC
    20-0154162
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    OO
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    Texas
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        0

    (8) Shared voting power:
        10,936,386

    (9) Sole dispositive power:
        0

    (10) Shared dispositive power:
         10,936,386

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     10,936,386
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).

     3.9%
--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     OO
--------------------------------------------------------------------------------

Page 5 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Consolidated Investment Services, Inc.
    88-0214301
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    AF
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    Nevada
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        0

    (8) Shared voting power:
        123,004,513

    (9) Sole dispositive power:
        0

    (10) Shared dispositive power:
         62,425,089

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     123,004,513
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).

     43.6%
--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     CO
--------------------------------------------------------------------------------

Page 6 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Sammons Enterprises, Inc.
    75-6027423
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    AF
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        0

    (8) Shared voting power:
        123,004,513

    (9) Sole dispositive power:
        0

    (10) Shared dispositive power:
         62,425,089

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     123,004,513
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).

     43.6%
--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     CO
--------------------------------------------------------------------------------

Page 7 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Sammons Distribution Holdings, Inc.
    75-1738314
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    AF
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        0

    (8) Shared voting power:
        10,936,386

    (9) Sole dispositive power:
        0

    (10) Shared dispositive power:
         10,936,386

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     10,936,386
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).

     3.9%
--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     CO
--------------------------------------------------------------------------------

Page 8 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Sammons VPC, Inc.
    75-2732541
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    AF
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        0

    (8) Shared voting power:
        10,936,386

    (9) Sole dispositive power:
        0

    (10) Shared dispositive power:
         10,936,386

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     10,936,386
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).

     3.9%
--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     CO
--------------------------------------------------------------------------------

Page 9 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Charles A. Sammons 1987 Charitable Remainder Trust No. Two
    75-2182631
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    AF
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    Texas
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        0

    (8) Shared voting power:
        123,004,513

    (9) Sole dispositive power:
        0

    (10) Shared dispositive power:
         62,425,089

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     123,004,513
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).

     43.6%
--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     OO
--------------------------------------------------------------------------------

Page 10 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Astraea Investment Management, L.P.
    75-2387896
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    OO
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        0

    (8) Shared voting power:
        0

    (9) Sole dispositive power:
        0

    (10) Shared dispositive power:
         6,050,000

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     6,050,000
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).

     2.1%
--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

Page 11 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Otter, Inc.
    73-1186819
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    OO
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    Oklahoma
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        0

    (8) Shared voting power:
        100

    (9) Sole dispositive power:
        0

    (10) Shared dispositive power:
         100

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     100
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).

     <1%
--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     CO
--------------------------------------------------------------------------------

Page 12 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Leadbetter, Bruce
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    PF
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    United States of America
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        0

    (8) Shared voting power:
        0

    (9) Sole dispositive power:
        0

    (10) Shared dispositive power:
         6,050,000

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     6,050,000
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).

     2.1%
--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

Page 13 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Bancroft, Christopher
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    PF
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    United States of America
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        0

    (8) Shared voting power:
        0

    (9) Sole dispositive power:
        150,000

    (10) Shared dispositive power:
         0

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     150,000
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).

     <1%
--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

Page 14 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Jarvie, Charles
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    PF
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    United States of America
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        0

    (8) Shared voting power:
        0

    (9) Sole dispositive power:
        150,000

    (10) Shared dispositive power:
         0

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     150,000
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).

     <1%
--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

Page 15 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Jordan, Michael
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    PF
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    United States of America
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        0

    (8) Shared voting power:
        0

    (9) Sole dispositive power:
        150,000

    (10) Shared dispositive power:
         0

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     150,000
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).

     <1%
--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

Page 16 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Kellogg, David
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    PF
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    United States of America
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        0

    (8) Shared voting power:
        0

    (9) Sole dispositive power:
        18,519

    (10) Shared dispositive power:
         0

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     18,519
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).

     <1%
--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

Page 17 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Long, Pat
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    PF
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    United States of America
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        100,500

    (8) Shared voting power:
        0

    (9) Sole dispositive power:
        700,500

    (10) Shared dispositive power:
         0

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     700,500
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).

     <1%
--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

Page 18 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Pasahow, David
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    PF
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    United States of America
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        0

    (8) Shared voting power:
        0

    (9) Sole dispositive power:
        18,519

    (10) Shared dispositive power:
         0

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     18,519
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).

     <1%
--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

Page 19 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Pigott, John
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    PF
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    United States of America
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        0

    (8) Shared voting power:
        0

    (9) Sole dispositive power:
        75,000

    (10) Shared dispositive power:
         0

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     75,000
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).

     <1%
--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

Page 20 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Pottinger, Paul
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    PF
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    United States of America
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        0

    (8) Shared voting power:
        0

    (9) Sole dispositive power:
        37,963

    (10) Shared dispositive power:
         0

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     37,963
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).

     <1%
--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     IN, OO
--------------------------------------------------------------------------------

Page 21 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Siang, Goh  Yong
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    PF
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    Singapore
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        0

    (8) Shared voting power:
        0

    (9) Sole dispositive power:
        300,000

    (10) Shared dispositive power:
         0

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     300,000
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).

     <1%
--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

Page 22 of 24 Pages

Item 1. Security and Issuer.

           N/A

Item 2. Identity and Background.

          (a) N/A

          (b) N/A

          (c) N/A

          (d) N/A

          (e) N/A

          (f) N/A

Item 3. Source and Amount of Funds or Other Consideration.

           Item 3 of the Schedule 13D, is amended and supplemented as follows:

                \"On September 15, 2006, Herakles entered into a Securities Purchase Agreement with the Company to purchase 10,946,158 shares of Common Stock from the Company in a private transaction (\"September 2006 SPA\"). Herakles paid an aggregate consideration of $3,229,116.61, or $0.295 per share, to the Company. No funds were borrowed by Herakles to acquire the Common Stock. In connection with the September 15, 2006 purchase, Herakles also received from the Company Common Stock warrants to purchase 5,473,079 shares of Common Stock with a term of exercise of 54 months and an exercise price equal to $0.36 per share.\"

                \"On March 8, 2007, Sponsor and the Company entered into a Conversion Agreement and Amendment pursuant to which Sponsor agreed to convert all of its 7% Convertible Debentures into shares of the Company's Common Stock. In consideration of Sponsor's agreement to convert the Debentures prior to their maturity date of July 1, 2008, the Company agreed to pay Sponsor, via the issuance of Common Stock, the interest the Debentures would have earned if they had been held through their maturity.\"

                \"Sponsor acquired the following shares of Common Stock effective on the following dates from the Company as interest payments pursuant to the terms of the Company's 7% Convertible Debentures currently due July 1, 2008: (i) effective April 3, 2006 574,335; (ii) effective July 3, 2006 614,036; (iii) effective October 2, 2006 664,657; and (iv) effective January 4, 2007, 664,658.
           Additionally, Sponsor will be issued 3,951,822 shares of Common Stock as payment for the interest that would have been due through the maturity date of the 7% Convertible Debentures pursuant to the terms and conditions of the Conversion Agreement and Amendment.

                \"Opus acquired the following shares of Common Stock on the following dates from the Company as interest payments pursuant to the terms of the Construction Loan Agreement, as amended: (i) effective April 3, 2006 1,547,694; (ii) effective July 3, 2006, 552,951; (iii)
           effective October 2, 2006, 803,221; (iv) effective January 4, 2007, 715.556; and (v) effective April 2, 2007, 887,411.



Item 4. Purpose of Transaction.

           N/A

Item 5. Interest in Securities of the Issuer.

          (a) Item 5 (a) and (b) of the Schedule 13D, are amended as follows:
              \"As of the date hereof, the Reporting Persons beneficially own an aggregate of 123,004,513 shares of Common Stock, representing approximately 43.6% of the outstanding shares of Common Stock based upon 102,778,906 shares of Common Stock reported by the Company to be outstanding as of December 1, 2006.
              As of the date hereof, Sponsor beneficially owns 112,068,027 shares of Common Stock which includes (i) shares acquired as payment of interest due on the 7% Convertible Debentures; and (ii) shares acquired upon the conversion of the 7% Debentures effective March 8, 2007. Such amount represents 39.8% of the outstanding shares of Common Stock. Pursuant to the Voting Agreement, Sponsor does not have the power to dispose of the shares of Common Stock it beneficially owns, but exercises sole voting power over such shares with respect to all matters. By virtue of the relationships described in Item 2, the Sammons Trust controls Sponsor via its subsidiaries CISI, Sammons and Herakles; however, Herakles, CISI, Sammons and the Sammons Trust disclaim beneficial ownership of the shares of Common Stock to which Sponsor has beneficial ownership. As of the date hereof, Herakles has direct ownership of 112,068,027 shares of Common Stock which includes shares acquired pursuant to the September 2006 SPA. As the managing member of Sponsor, Herakles controls Sponsor's power to vote the shares of Common Stock Sponsor beneficially owns which amount includes the amounts set forth above. Therefore, Herakles beneficially owns 112,068,027 shares of Common Stock. Herakles' aggregate beneficial ownership of 112,068,027 shares of Common Stock represents 39.8% of the outstanding shares of Common Stock. By virtue of the relationships described in Item 2, the Sammons Trust controls Herakles via its subsidiaries CISI and Sammons and thereby each may be deemed to have indirect beneficial ownership over the shares beneficially owned by Herakles; however, CISI, Sammons and the Sammons Trust disclaim beneficial ownership of the shares of Common Stock to which Herakles has beneficial ownership.

                   As of the date hereof, CISI beneficially owns 123,004,513
              shares of Common Stock. CISI is the sole stockholder of Herakles, Otter and Sammons Distribution and may be deemed to share voting and dispositive power with respect to the Common Stock beneficially owned by Herakles, Otter and Sammons Distribution. As described in this Statement, Herakles beneficially owns 112,068,027 shares of Common Stock; Otter directly owns 100 shares of Common Stock; and Sammons Distribution beneficially owns 10,936,386 shares of Common Stock. CISI's aggregate beneficial ownership of 123,004,513 shares of Common Stock represents 43.6% of the outstanding shares of Common Stock. By virtue of the relationship described in Item 2, Sammons and the Sammons Trust may be deemed to have indirect beneficial ownership over the shares beneficially owned by CISI; however Sammons and the Sammons Trust disclaim beneficial ownership of the shares of Common Stock to which CISI has beneficial ownership.
                   As of the date hereof, Sammons beneficially owns 123,004,513 shares of Common Stock. Sammons is the sole stockholder of CISI and may be deemed to share voting and dispositive power with respect to the Common Stock beneficially owned by CISI. As described in this Statement, CISI beneficially owns 123,004,513 shares of Common Stock. Sammons' aggregate beneficial ownership of 123,004,513 shares of Common Stock represents 43.6% of the outstanding shares of Common Stock. By virtue of the relationship described in Item 2, the Sammons Trust may be deemed to have indirect beneficial ownership over the shares beneficially owned by Sammons; however the Sammons Trust disclaims beneficial ownership of the shares of Common Stock to which Sammons has beneficial ownership.
                   As of the date hereof, the Sammons Trust beneficially owns
              123,004,513 shares of Common Stock. The Sammons Trust is the sole stockholder of Sammons and may be deemed to share voting and dispositive power with respect to the Common Stock beneficially owned by Sammons. As described in this Statement, Sammons beneficially owns 123,004,513 shares of Common Stock. The Sammons Trust's aggregate beneficial ownership of 123,004,513 shares of Common Stock represents 43.6% of the outstanding shares of Common Stock.
                        As of the date hereof, Opus directly owns 10,936,386
              shares of Common Stock pursuant to the payments made on the Construction Loan interest and the principal and interest on the April Note. Opus has shared voting and shared dispositive power over these shares of Common Stock with Sammons VPC, Sammons Distribution, CISI, Sammons and the Sammons Trust. Opus' aggregate ownership of approximately 10,936,386 shares of Common Stock represents 3.9% of the outstanding shares of Common Stock. By virtue of the relationships described in Item 2, Sammons VPC, Sammons Distribution, CISI, Sammons and the Sammons Trust may be deemed to have indirect beneficial ownership of Opus's shares; however, Sammons VPC, Sammons Distribution, CISI, Sammons and the Sammons Trust disclaim beneficial ownership of the shares of Common Stock beneficially owned by Opus.
                   As of the date hereof, Sammons VPC beneficially owns
              10,936,386 shares of Common Stock. Sammons VPC is the managing member of Opus and may be deemed to share voting and dispositive power with respect to the Common Stock directly owned by Opus. As described in this Statement, Opus directly owns 10,936,386 shares of Common Stock. Sammons VPC's beneficial ownership of 10,936,386 shares of Common Stock represents 3.9% of the outstanding shares of Common Stock. By virtue of the relationship described in Item 2, CISI, Sammons Distribution, Sammons and the Sammons Trust may be deemed to have indirect beneficial ownership over the shares beneficially owned by Sammons VPC; however each of CISI, Sammons Distribution, Sammons and the Sammons Trust disclaim beneficial ownership of the shares of Common Stock to which CISI has beneficial ownership.
                   As of the date hereof, Sammons Distribution beneficially owns
              10,936,386 shares of Common Stock. Sammons Distribution is the sole stockholder of Sammons VPC and may be deemed to share voting and dispositive power with respect to the Common Stock beneficially owned by Sammons VPC. As described in this Statement, Sammons VPC beneficially owns 10,936,386 shares of Common Stock. Sammons Distribution's beneficial ownership of 10,936,386 shares of Common Stock represents 3.9% of the outstanding shares of Common Stock. By virtue of the relationship described in Item 2, CISI, Sammons and the Sammons Trust may be deemed to have indirect beneficial ownership over the shares beneficially owned by Sammons Distribution; however each of CISI, Sammons and the Sammons Trust disclaim beneficial ownership of the shares of Common Stock to which Sammons Distribution has beneficial ownership.\"


          (b) N/A

          (c) Item 5(c) of the Schedule 13D is amended and restated in its entirety as follows:
               \"(c)
                   The transactions described in Items 3 and 4 of the Schedule
              13D as amended above are incorporated herein by reference.
                   Except as set forth herein, no open market purchases on the
              Nasdaq National Market, or any other market or exchange on which the Common Stock is listed or quoted for trading, of Company securities have occurred within the last sixty days by the Reporting Persons.\"


          (d) N/A

          (e) N/A

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

           Item 6 of the Schedule 13D is amended and restated in its entirety as follows:

           \"The contracts and arrangements set forth in response to Items 3 and 6 of the Schedule 13D as amended above are incorporated herein by reference.

           On September 15, 2006, the Company entered into a Third Amended and Restated Registration Rights Agreement with certain of its shareholders, including Sponsor and Opus, to include as registrable shares thereunder shares of Common Stock issued and issuable pursuant to the September 2006 SPA and the warrants granted thereunder.

           On March 8, 2007, the Company entered into a Waiver and Amendment of the Third Amended and Restated Registration Rights Agreement with certain of its shareholders, including Sponsor and Opus, waiving certain of the shareholders registration rights thereunder for a certain period of time in order to allow the Company to obtain additional financing.

           Other than as described herein, there are no contracts, arrangements or understandings among the Reporting Persons, or between any Reporting Person and any other person, with respect to the securities of the Company.\"


Item 7. Material to be Filed as Exhibits.

           Item 7 of the Schedule 13D is amended and supplemented by adding the following Exhibits:

           17. Securities Purchase Agreement, dated as of September 15, 2006, by and among Herakles Investments, Inc., Crestview Capital Master, LLC, Midsummer Investment Ltd., Islandia, LP, Enable Growth Partners LP, Enable Opportunity Partners LP, and Pierce Diversified Strategy Master Fund LLC, Ena, incorporated by reference to Exhibit
           10.23 to the Annual Report on Form 10-KSB filed by North American Technologies Group, Inc. with the SEC on December 18, 2006.

           18. Third Amended and Restated Registration Rights Agreement, dated as of September 15, 2006 by and among North American Technologies Group, Inc. and the Participating Stockholders, incorporated by reference to Exhibit 10.24 to the Annual Report on Form 10-KSB filed by North American Technologies Group, Inc. with the SEC on December 18, 2006.

           19. Conversion Agreement and Amendment dated March 7, 2007 by and among North American Technologies Group, Inc. and the Holders of the 7% Convertible Debentures due July 1, 2008.

           20. Waiver and Amendment of Third Amended and Restated Registration Rights Agreement dated March 7, 2007 among North American Technologies Group, Inc. and the Participating Stockholders

Page 23 of 24 Pages

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      Sponsor Investments, LLC by Herakles
                                      Investments, Inc. Managing Member

Date: 04/27/2007                      /s/ Robert W. Korba
                                      Name:  Robert W. Korba
                                      Title: President


                                      Herakles Investments, Inc.

Date: 04/27/2007                      /s/ Robert W. Korba
                                      Name:  Robert W. Korba
                                      Title: President


                                      Astraea Invesment Management, L.P.

Date: 04/27/2007                      /s/ Robert W. Korba
                                      Name:  Robert W. Korba
                                      Title: President of Herakles
                                             Investments, Inc., Attorney-in-Fact
                                             for Astraea Investment and
                                             Management Services Company


                                      Opus 5949, LLC by Sammons VPC, Inc.,
                                      Managing Member

Date: 04/27/2007                      /s/ Robert W. Korba
                                      Name:  Robert W. Korba
                                      Title: President of Herakles
                                             Investments, Inc., Attorney-in-Fact
                                             for Sammons VPC, Inc.


                                      Otter, Inc.

Date: 04/27/2007                      /s/ Robert W. Korba
                                      Name:  Robert W. Korba
                                      Title: President of HErakles
                                             Investments, Inc., Attorney-in-Fact
                                             for Otter, Inc.


                                      Sammons VPC, Inc.

Date: 04/27/2007                      /s/ Robert W. Korba
                                      Name:  Robert W. Korba
                                      Title: President of Herakles
                                             Investments, Inc., Attorney-in-Fact
                                             for Sammons Distribution Holdings,
                                             Inc.


                                      Consolidated Investment Services, Inc.

Date: 04/27/2007                      /s/ Robert W. Korba
                                      Name:  Robert W. Korba
                                      Title: President of HErakles
                                             Investments, Inc., Attorney-in-Fact
                                             for Consolidated Investment
                                             Services, Inc.


                                      Sammons Enterprises, Inc.

Date: 04/27/2007                      /s/ Robert W. Korba
                                      Name:  Robert W. Korba
                                      Title: Chief Executive Officer


                                      Charles A. Sammons 1987 Charitable
                                      Remainder Trust Number Two

Date: 04/27/2007                      /s/ Robert W. Korba
                                      Name:  Robert W. Korba
                                      Title: Co-Trustee


                                      Astraea Invesment and Management Services
                                      Company

Date: 04/27/2007                      /s/ Robert W. Korba
                                      Name:  Robert W. Korba
                                      Title: President of Herakles
                                             Investments, Inc., Attorney-in-Fact
                                             for Astraea Investment and
                                             Management Services Company


                                      Bruce Leadbetter

Date: 04/27/2007                      /s/ Robert W. Korba
                                      Name:  Robert W. Korba
                                      Title: President of Herakles
                                             Investments, Inc., Attorney-in-Fact
                                             for Bruce Leadbetter


                                      Paul Pottinger

Date: 04/27/2007                      /s/ Robert W. Korba
                                      Name:  Robert W. Korba
                                      Title: President of Herakles
                                             Investments, Inc. and
                                             Attorney-in-Fact for Paul Pottinger


                                      Christopher Bancroft

Date: 04/27/2007                      /s/ Robert W. Korba
                                      Name:  Robert W. Korba
                                      Title: President of Herakles
                                             Investments, Inc., Attorney-in-Fact
                                             for Christopher Bancroft


                                      Michael Jordan

Date: 04/27/2007                      /s/ Robert W. Korba
                                      Name:  Robert W. Korba
                                      Title: President of Herakles
                                             Investments, Inc., Attorney-in-Fact
                                             for Michael Jordan


                                      John M. Pigott

Date: 04/27/2007                      /s/ Robert W. Korba
                                      Name:  Robert W. Korba
                                      Title: President of Herkales
                                             Investments, Inc., Attorney-in-Fact
                                             for John M. Pigott


                                      Goh Yong Siang

Date: 04/27/2007                      /s/ Robert W. Korba
                                      Name:  Robert W. Korba
                                      Title: President of Herakles
                                             Investments, Inc., Attorney-in-Fact
                                             for Goh Yong Siang


                                      Pat Long

Date: 04/27/2007                      /s/ Robert W. Korba
                                      Name:  Robert W. Korba
                                      Title: President of Herakles
                                             Investments, Inc., Attorney-in-Fact
                                             for Pat Long


                                      David Kellogg

Date: 04/27/2007                      /s/ Robert W. Korba
                                      Name:  Robert W. Korba
                                      Title: President of Herakles
                                             Investments, Inc., Attorney-in-Fact
                                             for David Kellogg


                                      Charles Jarvie

Date: 04/27/2007                      /s/ Robert W. Korba
                                      Name:  Robert W. Korba
                                      Title: President of Herakles
                                             Investments, Inc., Attorney-in-Fact
                                             for Charles Jarvie


                                      David Pasahow

Date: 04/27/2007                      /s/ Robert W. Korba
                                      Name:  Robert W. Korba
                                      Title: President of Herakles
                                             Investments, Inc., Attorney-in-Fact
                                             for David Pasahow


                                      Sammons Distribution Holdings, Inc.

Date: 04/27/2007                      /s/ Robert W. Korba
                                      Name:  Robert W. Korba
                                      Title: President of Herakles
                                             Investments, Inc., Attorney-in-Fact
                                             for Sammons Distribution Holdings,
                                             Inc.


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement: Provided, however, That a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

ATTENTION--Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001). (Secs. 13(d), 13(g), 14(d), 23, 48
Stat. 894, 895, 901; sec. 8, 49 Stat. 1379; sec. 203(a), 49 Stat. 704; sec. 10,
78 Stat. 88a; Secs. 2, 3, 82 Stat. 454, 455; secs. 1, 2, 3-5, 84 Stat. 1497;
sec. 18, 89 Stat. 155; secs. 202, 203, 91 Stat. 1494, 1498, 1499; 15 U.S.C.
78m(d), 78m(g), 78n(d), 78w) [44 FR 2145, Jan. 9, 1979; 44 FR 11751, Mar. 2,
1979; 44 FR 70340, Dec. 6, 1979; 47 FR 11466, Mar. 16, 1982; 61 FR 49959, Sept.
24, 1996; 62 FR 35340, July 1, 1997; 63 FR 2867, Jan. 16, 1998; 63 FR 15287,
Mar. 31, 1998]

Page 24 of 24 Pages